Exhibit 10.8

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

LONG-TERM INCENTIVE PLAN

EMPLOYEE PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement (“Agreement”) between SemGroup Energy Partners G.P., L.L.C. (the “Company”) and                                  (the “Participant”), regarding an award (“Award”) of              Phantom Units (as defined in the SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan (the “Plan”)) granted to the Participant on                                      (the “Grant Date”), such number of Phantom Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:

1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as otherwise provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Definitions.

“Cause” means (i) conviction of the Participant by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) the Participant’s willful and intentional failure or willful and intentional refusal to follow reasonable and lawful instructions of the Board; (iii) the Participant’s material breach or default in the performance of his obligations under this Agreement; or (iv) the Participant’s act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates.

“Disability” means the Participant either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or any entity that would be considered a single “service recipient” with the Company pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Vesting Schedule.

(a) This Award shall vest and the Restricted Period with respect to the Phantom Units subject thereto shall end in installments in accordance with the following schedule:

Anniversary of the Grant Date	Vested Increment	Total Vested Percentage
First Anniversary	25%	25%
Second Anniversary	25%	50%
Third Anniversary	25%	75%
Fourth Anniversary	25%	100%

The number of Phantom Units that vest as of each date described above will be rounded down to the nearest whole Phantom Unit, with any remaining Phantom Units to vest with the final installment. The Participant must be continuously employed with the Company or any of its Affiliates from the Grant Date through the applicable vesting date in order for the Award to become vested with respect to additional Phantom Units on such date.

(b) Notwithstanding the limitations set forth in subparagraph (a) above, all Phantom Units subject to this Award shall vest upon the occurrence of a Change of Control, provided that the Participant has been continuously employed with the Company or any of its Affiliates since the Grant Date.

(c) Within 60 days following vesting with respect to a Phantom Unit, the Participant shall be entitled to receive a Unit, and the Company shall deliver to the Participant a certificate evidencing the Unit. Upon delivery of a Unit in respect of a Phantom Unit, such Phantom Unit shall cease to be outstanding in the Participant’s notional account described below in Section 5.

4. Forfeiture of Award.

(a) If the Participant’s employment with the Company and all Affiliates is terminated by Participant’s employer without Cause, or by reason of death or Disability, all unvested Phantom Units shall immediately vest and the Restricted Period shall terminate as of the date of the Participant’s termination.

(b) If the Participant’s employment with the Company and all Affiliates terminates for any reason not described in Section 4(a), all unvested Phantom Units shall be immediately forfeited as of the date of the Participant’s termination.

5. Distribution Equivalent Rights. During the Restricted Period, the Award of Phantom Units hereunder shall be evidenced by entry in a bookkeeping account and may include a tandem Distribution Equivalent Right with respect to the Phantom Units. For each fiscal quarter of the Partnership in which the Partnership’s Distributable Cash Flow (as defined below) for such quarter equals or exceeds $9.0 million (or $9.6 million if the underwriters in the Partnership’s initial public offering exercise their over-allotment option in full), the Phantom Units shall have a tandem Distribution Equivalent Right. If such test is met for any consecutive four-quarter period, then the Phantom Units will have a Distribution Equivalent Right for the remainder of the Restricted Period. Pursuant to the Distribution Equivalent Right, within 45 days following the end of each fiscal quarter for which a cash distribution is made with respect to

Units, the Participant shall be entitled to receive a cash payment with respect to each Phantom Unit then outstanding equal to the cash distribution made by the Partnership with respect to each Unit. “Distributable Cash Flow” means the Partnership’s earnings before interest, income taxes, depreciation and amortization for such fiscal quarter (which shall be computed in the same manner as in the Partnership’s final prospectus relating to its initial public offering) less interest expense for such fiscal quarter less Maintenance Capital Expenditures (as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership) for such fiscal quarter.

6. Rights as Unitholder; Delivery of Units. Until delivery of Units as described in Section 3(c), the Participant shall have no rights as a unitholder as a result of the grant of Phantom Units hereunder. The Company shall not be obligated to deliver any Units if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Units are listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of Units to comply with any such law, rule, regulations or agreement.

7. Assignment of Award. The Participant’s rights under this Agreement and the Plan are personal; no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.

8. Withholding. No certificates representing Units hereunder shall be delivered to or in respect of a Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such Units has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. The Participant may pay all or any portion of the taxes required to be withheld by the Company or paid by the Participant in connection with the vesting of all or any portion of this Award by delivering cash, or, with the Committee’s approval, by electing to have the Company withhold Units, or by delivering previously owned Units, having a Fair Market Value equal to the amount required to be withheld or paid. The Participant may only request the withholding of Units having a Fair Market Value equal to the statutory minimum withholding amount. The Participant must make the foregoing election on or before the date that the amount of tax to be withheld is determined.

9. No Employment Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continued employment with the Company or any Affiliate.

10. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

11. Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

Date:	By:

Name:

Title:

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:

4